Exhibit 4.1  -- Board Resolution



                     UNANIMOUS WRITTEN CONSENT TO ACTION
                         BY THE BOARD OF DIRECTORS OF
                             MULLER MEDIA, INC.
             IN LIEU OF SPECIAL MEETING DATED FEBRUARY 14, 2002


The Board of Directors of Muller Media, Inc. Corporation, a Nevada Corporation, (the "Corporation"), by consent in writing pursuant to the authority contained in the corporate law and without the formality of convening a meeting, does hereby consent to the taking of the following action and the adoption of the following resolutions, such action and resolutions to have the same force and effect as though duly taken and adopted at a meeting of the directors, duly called and held:

RESOLVED: The Company hired the consulting services of Robert Horowitz, Esq. of Greenberg Traurig, LLP, 885 3rd Avenue, Floor 21, New York, NY, to assist the Company with legal matter, SEC regulations, and merger and acquisition strategies.

The Officers of the Company are authorized to take any and all actions and execute any and all documents which they deem necessary or appropriate to hire services of Robert Horowitz. This includes filing a Form S-8 Registration with the U.S. Securities and Exchange Commission.

FURTHER RESOLVED: That the Company file a Form S-8 with the U.S. Securities and Exchange Commission to compensate Robert Horowitz for his services with two hundred (200,000) common shares from the Company.

FURTHER RESOLVED: That the Corporation shall give to Pacific Stock Transfer, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada, the authorized transfer agent of Muller Media, Inc. stock, the authority to issue 200,000 common shares of Muller Media, Inc. common stock from its Treasury into the names of Robert Horowitz, as soon as the Form S-8 has been approved by the
U. S. Securities and Exchange Commission, which is to be filed on February 14, 2002.

Executed this 14th day of February, 2002.

Authorized by Board of Directors

/s/  C. S. Postelnik
---------------------------------------------------------
Signed: Clifford S. Postelnik
        Director, Vice-president and Secretary


200,000 Shares. Number of Shares to be issued to Robert Horowitz, Esq. pursuant to this agreement.


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